Exhibit 10(j)

Mr. Dennis Klaeser

August 5, 2020
Dear Dennis:
This agreement (this “Consulting Agreement”) sets forth the terms and conditions whereby you (“Consultant”) agree to provide certain services to TCF Financial Corporation, a Michigan corporation (“TCF”) following your separation from employment with TCF, as contemplated in that certain December 13, 2019 Supplement to your Employment Agreement dated July 1, 2018 with Chemical Financial Corporation and Chemical Bank (the “Employment Agreement”).
1.Services. Pursuant to the terms and conditions of this Consulting Agreement, Consultant agrees to provide to TCF consulting services relating to strategic matters for TCF, as reasonably requested by the Chief Executive Officer (the “CEO”) of TCF (the “Services”). The Services shall be provided on a full-time basis consistent with the needs of contemplated transactions, and shall be performed at such locations and at such times as shall be reasonably requested by the CFO. The consultant shall report to the CEO or, if directed by the CEO, to the CFO. The roles and responsibilities of the Consultant are outline in the addendum to this document.

2.Term. The term of this Consulting Agreement shall commence on October 2, 2020 (the “Effective Date”) and shall continue for two years and end on October 2, 2022, unless earlier terminated in accordance with Section 6 (the “Term”).

3.Fees and Expenses. As compensation for the Services, TCF shall pay Consultant (1) an annual fee of $215,000 (the “Annual Fee”), payable in twelve equal monthly installments which shall be paid during the first week of each month during the Term; and (2) a success fee further described below (the “Success Fee”) for each successful acquisition by TCF (a “Transaction”) for which Executive provides material support during the Term. For purposes of this Consulting Agreement, no Success Fee shall be earned for any Transaction for which a letter of intent has not been entered into prior to the end of the Term. Consultant acknowledges that Consultant will receive an IRS Form 1099-MISC from TCF, and that Consultant shall be solely responsible for all federal, state, and local taxes, as set out in Section 4. In addition, TCF will reimburse Consultant for all reasonable out-of-pocket expenses incurred in connection with the performance of the Services, and that have been approved in advance by TCF. Any such expense reimbursements shall be made within ten days following the end of the calendar month during which such expense was submitted for reimbursement. A Success Fee related to a Transaction will be determined as a percentage of the market capitalization of the acquired institution. Subject to reductions as set forth below, for Transactions where the acquired company’s market capitalization is less than $1 billion, the Success Fee will be 0.15% of the seller’s market capitalization at the time the Transaction is consummated, and the success fee percentage will increment down on a straight line basis such that the Success Fee will be 0.12% for a $3 billion Transaction and 0.09% for a $5 billion or greater Transaction. In the event that the market capitalization of the acquired company exceeds $5 billion, the Success Fee shall be the same dollar amount as though it were for a seller with a market capitalization of $5 billion. For any Transaction for which a non-disclosure or similar agreement was entered into by TCF with the acquired entity prior to the Effective Date of this Consulting Agreement, the Success Fee shall be reduced by one third. Any Success Fees for a strategic initiative not involving a merger or acquisition will be determined at the sole discretion of the CEO. Such Success Fee(s) shall be paid upon, or within, ten (10) business days of the closings or completion of any Transaction.

4.Relationship of the Parties. At all times during the Term, Consultant shall be an independent Consultant of TCF, and this Consulting Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between Consultant and TCF for any purpose. Consultant shall have no authority (and shall not hold himself out as having authority) to bind TCF and Consultant shall not make any agreements or representations on TCF’s behalf without TCF’s prior written consent. TCF will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on behalf of Consultant. The independent Consultant relationship during the Term shall be exclusive such that the Consultant shall not provide similar consulting services to any other entity during the term of the agreement.

5.Representations and Warranties. Consultant represents and warrants to TCF that:

a)Consultant has the right to enter into this Consulting Agreement, to grant the rights granted herein and to perform fully all of its obligations in this Consulting Agreement;

b)Consultant’s entering into this Consulting Agreement with TCF and its performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which Consultant is subject;

c)Consultant has the required skill, experience, and qualifications to perform the Services, will perform the Services in a professional and workmanlike manner in accordance with industry standards for similar services, and will devote sufficient resources to ensure that the Services are performed in a timely and reliable manner; and

d)Consultant shall perform the Services in compliance with all applicable federal, state, and local laws and regulations.

6.Termination. Consultant or TCF may terminate this Consulting Agreement for any reason upon one month’s written notice to the other party. In the event of termination of this Consulting Agreement by TCF without Cause (as defined hereafter), TCF shall pay Consultant the Annual Fees payable through expiration of the Term in lump sum within ten (10) business days of the date of termination of this Consulting Agreement, and TCF shall remain obligated to pay Consultant any Success Fees earned by Consultant and any Success Fees that would be earned by Consultant but for early termination of the Consulting Agreement pursuant to this Section 6. In the event of a termination by TCF for Cause, TCF’s obligation to make further payments under this Consulting Agreement shall immediately cease. For purposes of this Consulting Agreement, “Cause” shall mean: (i) Consultant’s material breach of any provision in this Consulting Agreement; if the breach is curable, it shall constitute Cause only if it continues uncured for a period of twenty (20) days after Consultant’s receipt of written notice of such breach by TCF; (ii) Consultant’s failure or refusal, in any material manner to perform all lawful services required of Consultant under this Consulting Agreement, which failure or refusal continues for more than twenty (20) days after

Consultant’s receipt of written notice of such deficiency; (iii) Consultant’s commission of fraud, embezzlement, theft, or a crime constituting moral turpitude, whether or not involving TCF, which in the reasonable good faith judgment of TCF’s CEO, renders Consultant’s continued employment harmful to TCF; (iv) Consultant’s misappropriation of TCF assets or property, including without limitation, obtaining material reimbursement through financial vouchers or expense reports; or (v) Consultant’s conviction or the entry of a plea of guilty or no contest by Consultant with respect to any felony or other crime which, in the reasonable good faith judgment of TCF’s CEO, adversely affects TCF and its reputation.

7.Assignment. Consultant shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without TCF’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void.

8.Confidential Information. Consultant acknowledges that TCF has and shall give Consultant access to certain highly-sensitive, confidential, and proprietary information belonging to TCF, its direct and indirect subsidiaries (collectively, “Affiliates”) or third parties who may have furnished such information under obligations of confidentiality, relating to and used in TCF’s business and plans (collectively, “Confidential Information”). Consultant acknowledges that, unless otherwise available to the public, Confidential Information includes, but is not limited to, the following categories of confidential or proprietary information and material financial statements and information; budgets, forecasts, and projections; business and strategic plans; marketing, sales, and distribution strategies; research and development projects; records relating to any intellectual property developed by, owned by, controlled, or maintained by TCF or its Affiliates; information related to TCF’s or its Affiliates’ inventions, research, products, designs, methods, formulae, techniques, systems, processes; customer lists; non-public information relating to TCF’s or its Affiliates’ customers, suppliers, distributors, or investors; the specific terms of TCF’s or its Affiliates’ agreements or arrangements, whether oral or written, with any customer, supplier, vendor, or contractor with which TCF or its Affiliates may be associated from time to time; and any and all information relating to the operation of TCF’s or its Affiliates’ business which TCF or its Affiliates may from time to time designate as confidential or proprietary or that Consultant reasonably knows should be, or has been, treated by TCF or its Affiliates as confidential or proprietary. Confidential Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof.
Confidential Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Consultant or other violation of this Agreement; or (iii) is disclosed to Consultant by a third party under no obligation to maintain the confidentiality of the information.

Consultant acknowledges that Confidential Information owned or licensed by TCF or its Affiliates is unique, valuable, proprietary and confidential; derives independent actual or potential commercial value from not being generally known or available to the public; and is subject to reasonable efforts to maintain its secrecy. Consultant hereby relinquishes and agrees that Consultant shall not at any time claim, any right, title or interest of any kind in or to any Confidential Information.

During the term of this Consulting Agreement and thereafter, Consultant shall hold in trust and confidence all Confidential Information, and shall not disclose any Confidential Information to any person or entity, except in the course of performing duties assigned by TCF or as authorized in writing by TCF. Consultant further agrees that during and after the term of this Consulting

Agreement, Consultant shall not use any Confidential Information for the benefit of any third party, except in the course of performing duties assigned by TCF or as authorized in writing by TCF.

Consultant’s obligations with respect to Confidential Information shall not apply to any information to the extent that Consultant is required to disclose such information by law, provided that Consultant (i) notifies TCF of the existence and terms of such obligation, (ii) gives TCF a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (iii) only discloses that information actually required to be disclosed. Upon termination of this Consulting Agreement, Consultant shall return to TCF all Confidential Information in any form (including all copies and reproductions thereof) and all other property whatsoever of TCF in Consultant’s possession or under Consultant’s control. If requested by TCF, Consultant shall certify in writing that all such materials have been returned to TCF. Consultant also expressly agrees that immediately upon the termination of this Consulting Agreement for any reason, Consultant shall cease using any secure website, computer systems, e-mail system, or phone system or voicemail service provided by TCF.

The obligations related to Consultant’s treatment of Confidential Information shall apply in addition to and not in lieu of any other obligations of confidentiality or non-competition owed by Consultant to TCF, e.g. pursuant to any employment or other similar agreement with TCF.

* * * * *
If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to me.
Very Truly Yours,

/s/ Craig R. Dahl
Craig R. Dahl
Chief Executive Officer
TCF Financial Corporation

ACCEPTED AND AGREED:

/s/ Dennis Klaeser 8/5/2020
Dennis Klaeser

Addendum to Consulting Agreement

Obligations of the Consultant. Consultant agrees that, during the term of the Consulting Agreement and in coordination with the CEO, he will provide services in the following areas:

(i)
Consultant will provide advice and guidance regarding strategic opportunities that may benefit TCF.  Strategic opportunities may include, but not limited to, acquisitions of other banks, merger of equals with other banks, acquisitions of branch networks, acquisitions of specialty finance companies and acquisitions of loan portfolios;

(ii)	Consultant will regularly provide detailed updates regarding current and future activities;

(iii)	Consultant will utilize his capital markets and equity research experience, investment banking relationships, and other connections to identify and evaluate potential opportunities for TCF;

(iv)	Consultant will coordinate with TCF’s Legal Department to negotiate engagement letters with investment bankers;

(v)	Consultant will provide guidance on deal evaluation and due diligence strategies;

(vi)	Consultant will advise TCF’s Finance Department on the development of merger models, key input assumptions (cost savings), portfolio restructuring and valuation parameters;

(vii)	Consultant will provide advice on deal structuring strategies, negotiations, terms and conditions;

(viii)	Consultant will assist with the terms and content of fairness opinions from investment bankers;

(ix)	Upon the signing of a definitive agreement, Consultant will provide advice on regulatory merger applications and SEC filings;

(x)	Consultant will assist with the development of investor presentations and communication strategies;

(xi)	Consultant will be available to assist the CEO on merger/acquisition related matters as requested by the CEO.